SECOND RESEARCH FUNDING AND INTELLECTUAL PROPERTY
ASSIGNMENT AGREEMENT
BETWEEN
UNIVERSITY OF MELBOURNE
AND
PRANA BIOTECHNOLOGY LTD (ABN 37 080 699 065)

This Second Research Funding and Intellectual Property Assignment Agreement is made:

BETWEEN

THE UNIVERSITY OF MELBOURNE [ABN 84 002 705 224] of Parkville, Victoria 3010, a body politic and corporate pursuant to the provisions of the Melbourne The University Act 1958 ("the University").

AND:

PRANA BIOTECHNOLOGY LTD (ABN 37 080 699 065) having its principal office at Level 1, 100 Dorcas Street, South Melbourne, Victoria 3205 ("Prana")

RECITALS:

A.
Prana and the University are parties to an undated Research Funding and Intellectual Property Assignment Agreement, entered into on or about 1 December 2000 as amended from time to time, which expired on 1 December 2003 ("The Research Agreement").

B.
Since the expiration of The Research Agreement, the parties have continued to conduct Projects and work together in accordance with the terms and conditions of the Original Research Agreement as if it continued to have full force and effect.

C.
The parties now wish to enter into this Second Research Funding and Intellectual Property Assignment Agreement ('Second Research Agreement') which is deemed to have come into effect on and from the date of expiration of The Research Agreement.

NOW IT IS AGREED:

1.
DEFINITIONS & INTERPRETATION. Unless otherwise specified in this Second Research Agreement, all defined terms used in this Second Research Agreement shall have the same meaning as given to those terms in The Research Agreement.

'Further Term' means a period of three years deemed to have commenced on and from the expiration of The Research Agreement and expiring on 1 December 2006.

‘The Research Agreement' means the undated Research Funding and Intellectual Property Assignment Agreement, entered into on or about 1 December 2000 as amended from time to time, which expired on 1 December 2003.
'Research Projects' has the meaning given to that term in The Research Agreement.
'Second Research Agreement' means this Agreement.

2.	INCORPORATION OF TERMS AND CONDITIONS OF THE RESEARCH AGREEMENT

The terms and conditions of The Research Agreement are incorporated into this Second Research Agreement and are deemed to have had full force and effect as and from the expiration of The Research Agreement, save and except for any terms and conditions specifically amended, replaced or supplemented by this Second Research Agreement.

3.	AMENDMENT OF SCHEDULE

The Parties agree that the Schedule to The Research Agreement shall be amended as provided by this Second Research Agreement.

4.	EFFECTIVE DATE OF THIS AGREEMENT AND EARLY EXPIRATION

This Second Research Agreement shall be deemed to have come into effect on and from the date of expiration of The Research Agreement and shall remain in effect for a Further Term, unless the parties agree in writing to an earlier expiration date or termination occurs in accordance with clause 19 of The Research Agreement.

SIGNED for and on behalf of THE UNIVERSITY OF
MELBOURNE

In the presence of:)     ______________
_______________     Authorised Officer
Witness signature

_______________
Name (printed)

SIGNED for and on behalf of PRANA
BIOTECHNOLOGY LTD
In the presence of:)     ______________
_______________     Authorised Officer
Witness signature

_______________
Name (printed)

SCHEDULE A
Replacement to Part B

1.	PROPOSED RESEARCH PROGRAM

The Research comprises the following areas of development of possible therapeutic or diagnostic applications into Alzheimer's Disease and other neurodegenerative disorders and psychoses characterised by metal mediated oxidative stress and/or toxic gain of function by a protein.
Reference to beta amyloid (AB) below is understood to include other functionally related proteins such as APP, a -synuclein, a -crystalline, polyglutamine expansions, SOD and Prion proteins.

For clarity the following areas are defined:-

1.	The development of chelators or modulators of AB activity.

2.
The development of therapeutic or diagnostic agents arising from research into the structural and functional studies of AB metal binding sites, characterization of AB neurotoxic species that modulate A-B redox activity, and new molecular targets of AB defined by peptidomimetic and biosensor studies.

3.	The development of proteins that bind to and mediate the clearance of AB.

4.	The development of therapeutic or diagnostic applications arising from the elucidation of the behaviour of zinc, copper, iron and other metal ions with respect to redox activity at the synapse.

5.	The development of compounds with pharmaceutical potential which directly interfere with redox-mediated damage.

6.	The development of markers of biochemical oxidative stress and metal homeostasis in the human brain as a model for the development of neurodegenerative disorders or psychoses as above defined.

7.	The development of compounds and processes which modulate A-B membrane interactions, AB mitochondrial biology and other cellular biochemical neurotoxic processes mediated by AB.

8.	The development of any possible therapeutic or diagnostic applications arising from the characterization of mechanisms involved in transmembrane APP dimerization.

9.	The development of a rational based drug design programme arising from the elucidation of the biophysical characteristics and structure of AB.

10.	The development of possible therapeutic or diagnostic applications arising from studies of prion proteins in Creutzfeldt-Jakob Disease.

11.	The development of possible therapeutic or diagnostic applications arising from studies of SOD in Motor Neuron Disease

12.	The development of assays arising from studies of polyglutamine expansions in Huntington's Disease and other related disorders.

13.	The development of assays arising from studies of a-crystallin in neurodegenerative disorders and cataracts.

14.	The development of assays arising from studies of a-synuclein in Parkinson's Disease and related disorders.

15.
The development of the technology, assay, cell line, animal model or patient database involved with the detection and screening of compounds developed under this Agreement for use in the above field of Research.

2.	STAFF/PROJECTS/BUDGET ESTIMATES

Research Projects being conducted during the period 2 December 2003 to 31 December 2004. The details of each Research Project are provided in the Appendix to this Second Research Agreement.

4.	FUNDING FOR PERIOD 2 DECEMBER 2003 — 1 DECEMBER 2006:

Funding for 2 December 2003 to 31 December 2004, all figures are ex GST:

Research Project Title.	Budget Period.
2 Dec 2003 — 31 March 2004.

'AB interactions with mitochondrial respiratory chain complexes'*. (Trounce)	$ 156,645

'AB clearance mechanisms’**. (Cappai)	$ 179,021

'AB binding ligands for imaging of Alzheimer's Disease’***. (Masters)	$ 134,266

*Research Project formerly denoted as Project 7 in the Letter Amendment of 7 March 2003 to the original Research Funding and Intellectual Property Assignment Agreement.

**Research Project formerly denoted as Project 8 in the Letter Amendment of 7 March 2003 to the original Research Funding and Intellectual Property Assignment Agreement.

***Research Project formerly denoted as Project 9 in the Letter Amendment of 7 March 2003 to the original Research Funding and Intellectual Property Assignment Agreement.

2 Dec 2003 — 2 Dec 2004.
Project 1.
'Structure Based Drug Design'	$150,000

Project 2.
'Drug Screening & Development'	$300,000

Project 3.
'Cell Based Drug Discovery’	$150,000

Project 4.
'APP Metal Binding'	$12,000

Project 5.
'Blood Brain Barrier Studies'	$0 to $24,000 invoice only on needs-be-basis.

Commencing 1 April 2004- 31 Dec 2004.

Project 6.
'Amyloid AB Imaging ligands:	$101,250
high throughput screen approach
— development of screening assays'

Project 7.
'Expression profiling of	$50,625
AD imaging targets'

Project 8.
'Amyloid AB monoclonal antibodies	$50,625
as imaging ligands'.

Project 9.
'AB binding proteins'	$151,875

Project 10.
'Amyloid imaging with PBT-1'	$174,300****

Project 11.
'AB binding metallocomplexes'	$101,250

****A 12 month budget for Project 10 of $275,000 (net GST) to be administered under the Austin Health Sub contract to The University of Melbourne commenced 1 January 2004 under the Project 'AB binding ligands for imaging of Alzheimer’s Disease', accordingly the budget for the period 1 April 2004 to the final payment to 31 Dec 2004 is calculated: $275,000 -0.75($134,266) = $174,300.

Funding for each subsequent calendar year 2005 and 2006 is to be set by the Management Committee one month before each calendar year in accordance with the funding for each annual Research Plan.

5.	UNIVERSITY REPRESENTATIVES

Professor James Angus or a representative nominated by the University from time to time.

6.	PRANA REPRESENTATIVE

Ms Dianne Angus, Prana or a representative nominated by Prana from time to time.

7.	MINIMUM PERFORMANCE LEVELS

$2,000 per annum for the period beginning on the date an amount first becomes payable under clause 12 of the Original Research Agreement until the end of the Further Term of this Agreement.

APPENDIX -TO SECOND RESEARCH AGREEMENT

Project 1. Research Prefect: ‘Structure Based Druq Design'

General Aim :	Characterizing the biophysical interactions between metals and other co-factors with: a - synuclein with dopamine, APP and AB to:-

(i)	elucidate new therapeutic targets,
(ii)	study the effect of such biophysical interactions on the structure and potential oligomerisation of AB, APP and a - synuclein
(iii)	develop screens for PD and AD therapeutic agents.

Proposed Objectives:
(1) Develop a dopamine / a-synuclein / metal model to screen compounds for ability to moderate ROS production and ability of agent to compete with a-synuclein - dopamine.

(2) Develop a PD-specic cell-based tox. assay (dopaminergic neurons) to screen for:
- compounds positive in test (1),
- to detect inhibition of toxicity otherwise induced by 6-OHDa +Dopamine +test agent
- neuroprotection effects.

(3) Develop a PD animal model to test compounds positive in test (2) via 6-OHDa model and transgenic PD models.

(4) Investigate and characterise biophysical relationship of a-synuclein - dopamine interaction. [ie. determination of a-synuclein binding site by mutagenesis, effect on a-synuclein folding and aggregation of a-synuclein, effect on redox activity of a-synuclein] via:
- protein production
-mitochondrial assays
- CD, ERR, NMR

(5) Investigate and characterise biophysical relationship of APP and/or AB - metal interaction. [ie, determination of binding sites by mutagenesis, effect on protein folding and aggregation and redox activity via;
- protein production
-mitochondrial assays
- CD, ERR, NMR

Budget:                   $150,000

Personnel:               K Bamham: Project Leader
                                  G. Kocak

Project 2. Research Project: 'Drug Screening & Development'

General Aims :  To screen and characterize Prana compounds in models of (i) AD and (ii) PD related pathology and to develop new screens based on the emerging knowledge of the underlying pathogenic mechanisms of these diseases. To characterize
                              AB oligomers.

Proposed Objectives:

•	The hydrogen peroxide assay. To test the ability of candidate compounds to inhibit the copper catalysed generation of H2O2 by AB and a-synuclein via a 96 well format fluorometric assay.
•
The brain amyloid solubilisation assay (BAS). To test the ability of candidate compounds to solubilise protein deposits in a sample of human brain tissue or development of an assay using synthetic AB oligomers to detect dissaggregation.

•
Haemolysis assay: AB is incubated with red blood cells (RBC) in the presence of copper. Resultant lysis is assayed by UV absorption spectrometry. Candidate compounds are assayed for their ability to inhibit haemolysis.

•	Cholesten 4 assay. Assay development to identify the oxidation of cholesterol as a consequence of AB toxicity.
•
Membrane perturbation assay. The insertion of protein into artificial lipid micelles is associated with pore formation. Candidate compounds will be assessed for their ability to inhibit pore generation.

•
Acute toxicity assay for AD and PD. Incremental doses of a drug candidiate which has passed through the in vitro efficacy and toxicity screens are administered to mice to establish a tolerable dose range for in-vivo animal trials.

•	Whole mouse plasma pharmocology assessment for PD and AD test agents.
•
Animal trials. AD and PD Drug candidates to be administered to a cohort of the appropriate animal model for each disease. At completion of the trial, brain and other tissues may be collected and assayed for Target Protein content, changes to Target Protein and other markers, including metals.

•	Characterisation of endogenous AB oligomeric species, incl. ADDLs and their role in AD pathology.

Budget:               $300,000

Personnel:          R. Cherny: Project Leader
                             D.Carringtom, I. Volitakis

Project 3. Research Project: ‘Cell Based Drug Discovery'

General Aims:             To screen and characterize Prana compounds in cell based systems that measure toxicity and cellular dysfunction associated with (i) AD & (ii) PD pathology and to develop new screens based on the emerging knowledge of the underlying pathogenic mechanisms of these diseases.
Proposed Objectives:

•
The screening/testing of therapeutic or diagnostic agents in cell based assays for (i) AD and (ii) PD that measure toxicity and cellular dysfunction. These assays will measure the agent's cellular toxicity

•	Develop a PD-specific cell-based toxicity assay to screen for:
- compounds which moderate ROS production,
- to detect inhibition of toxicity otherwise induced by 6-OHDa +Dopamine
+test agent
- neuroprotection effects.
•
The screening/testing of therapeutic or diagnostic agents in cell based AD assays that measure their ability to inhibit metal mediated oxidative stress interactions of AB, the ability to modulate cellular survival, the ability to modulate cellular survival following a toxic insult/stress.

•
The screening/testing of therapeutic or diagnostic agents in cell based assays that measure the cell penetration and cell transport properties of the agents. These assays will provide a measure of the pharmacokinetic properties of the agents. The CaCo2 model and Menkes model.

•	Screening/testing for toxicity induced by 6OHDa and Dopamine with PD test agents.
•	Screening/testing of agents to determine effect on APP processing.

Budget:         $150,000
Personnel:    R. Cappai: Project Leader
                       G.Kocak

Project 4. Research Project: 'APP Metal Binding'

General Aims:             Adoption of an in silico screening methodology based on the NMR structure of the copper binding domain on
                                        APP to investigate this domain as an AD drug target.

Proposed Objectives:
•	Section of top ranked in silico screened putative binders to CuBD of APP.
•	Development of an in vitro fluorescence binding assay.
•	Development of a secondary cell based assay to identify test agent(s) agonist activity.
•	Coordination of possible decision to undertake crystal structure analysis and medicinal chemistry.

Budget:          $12,000*.
Personnel:      R. Cappai and K.Barnham (Projects leaders),
                         Prana personnel: G Kok
                         [SVIMR: M. Parker, G. Kong]

*(Budget not inclusive of Prana payments to SVIMR in silico screening and crystal structure and Prana Medicinal Chemistry program).

Project 5. Research Project: 'Blood Brain Barrier Studies'

General Aims:        To assess the ability of new Prana test compounds to pass the Blood Brain Barrier in a rat model.

Proposed Objectives:
•	Work undertaken by M. Habgood on a "needs be” basis in the Department of Pharmacology as directed by Prana.
•	Assay with a short duration direct perfusion of the rat brain with compounds at nominal 50uM concentrations in PBS buffered saline. Brain tissue sample collection and analysis of brain tissue uptake.

Budget             Upto $24,000
Personnel:       M. Habgood Dept. Pharmacology. Liasing with E. Gautier of Prana

Project 6. Research Project: 'Amyloid AB imaging Iigands: a high throughput screen approach - development of screening assays'

General Aim:
-Development of two assays used for HTS and medium throughput screen (MTS) to identify selective AB binding molecules for the imaging of Alzheimer's Disease.
-In vivo imaging of AB in the brain for diagnosis and monitoring of therapy.

Proposed Objectives: Research Plan for the coming 6 months:

A) High throughput screen (Melb. Uni., SAG)
Two different assays will be evaluated for high throughput screening. Both assays are competition assays with fluorescent dye labeled AB1-42 as ligand. One assay will use AB1-42 synthetic plaque as target (developed by Melb. Uni, assay 1) and the other assay will use soluble oligomers of AB1-42 as target (SAG, assay 2). Fluorescence Anisotropy (FP) will be use to detect the signal in both assays. Decision criteria for assay selection will be feasibility (costs per well), reproducibility, and stability under high throughput conditions (96 or 386 well format). If both assays fulfil these minimal HTS-decision criteria then HTS will be carried out with assay 2, because oligomers reflect the human situation in early stage AD better than synthetic plaques. Both assays will be transferred to Assay Development (SAG) for the assessment of the HTS suitability 3 month after project start. Decision will be taken 6 month after project start.

Assay 1:Competition assay with fluorescent labeled AB1-42 on synthetic AB1-42 plaques (conducted by Melb. Uni)
>	Define condition for plaque formation to get as close as possible to the human situation (Zn-concentration, pH)
>	Determine the concentration of AB-binding sites in the plaque
>	Assay:
1.	Formation of the AB1-42-plaques
2.	Fixation of the AB1-42-plaque to the well
3.	Incubation of compound with the AB1-42-plaque
4.	Incubation of Dye- AB1-42 at the same time as the compound or after the incubation with the compound
5.	Detection via FP or fluorescence
>   Positive control: unlabeled AB1-42
>   Negative control: random aB1-42
>   Transfer assay to SAG
Assay 2:Competition assay with fluorescent labeled AB1-42 on soluble AB1-42 oligomers (SAG)
                >   Define condition for formation of oligemer to get as close as possible to the human situation
>   Determine the concentration of AB-binding sites at the oligomers
>   Assay:
1.   Formation of the AB1-42-oligomers
2.   Incubation of compound with the AB1-42-oligomers
3.   Incubation of Dye- AB1-42 at the same time as the compound or after the incubation with the compound
4.   Detection via FP
>   Positive control: unlabeled AB1-42
>   Negative control: random AB1-42

B) Medium throughput screen (conducted by Melb. University)
Medium throughput screen (MTS) will be carried out using a competition assay with S-35 labeled AB1-42 on human late stage AD homogenates.
>   Assay will be developed by Melb. Uni. and transferred to SAG (6 month).

>   MTS will be carried out by SAG.
>   Human late stage AD brain tissue samples will be provided by Melb. Uni.
>   S-35 AB1-42 will be produced by Melb. Uni. and delivered to SAG.
>   Assay:
1.   Incubate compound with the homogenate.
2.   Incubation of S-35- AB1-42 at the same time as the compound or after the incubation with the compound.
3.   Separate unbound from bound S-35 AB1-42 by filtration.
4.   Detection via radioactivity
>   Positive control: unlabeled AB1-42
>   Negative control: random AB1-42

Milestones (month after project start):

>    HTS assay development 3 month
>    HTS assay transfer to assay development SAG 3 month
>    MTS assay development 6 month
>    MTS assay transfer to SAG 6 month
>    Delivery of human late stage AD tissue sample (400 mg) and S-35 AB1-42 12 month

Critical Issues:

>    Difficulties in AB1-42 handling -> shift to AB1-40
>    Low signal to noise ratio in the MTS assay
>    Set up stable and reproducible high throughput screen within 6 month. Identified hits may be not suitable for radio labeling/imaging.
>    Legal issues regarding the use of homogenates from AD patients for drug characterization to be clarified by Melb.University.

No -Go Criteria :

No suitable HTS assay after 9 month.
No suitable MTS assay after 12 month.

Budget:
Personnel: R Cherny (Project Leader), [Sabine Krause (from Schering AG)]

Project 7. Research Project: 'Expression profiling of AD imaging targets:

General Aims:

•	To identify molecules which are differentially expressed in AD brains to use as novel AD specific imaging targets
•	In vivo imaging of AB in the brain for diagnosis and monitoring of therapy.

Proposed Objectives: Research Plan for the coming 24 months:

The experimental plan is to use gene chip technology to identify gene(s) which are differentially expressed in AD. To come up with highly selective diagnostic markers different experimental settings reflecting different pathology relevant factors will be used and will allow a pathology driven selection process via calculation of the affymetrix data set.

Resources (for the first research year):
Melb. Uni: Tissue supply, Pathological characterisation, collection of patient data, animal model,
Validation by immunohistochemistry (0.5)

[SAG: RNA extraction, real time PCR, Affymetrix analysis, Data calculation, Validation by immunohistochemistry (FTE to be allocated after project proposal approval)

Experimental settings overview: Human patient samples
•      Disease vs non disease
•      Dementia AD type vs dementia non AD type (Lewy Body Dementia, fronto temporal dementia)
•      Brain vessels isolation will allow analysis of gene expression in vessel wall endothelial cells
•      MMSE (mini-mental state examination) will be taken and used for data calculation/correlation if available
•      Plaque load, soluble and insoluble AB fraction and NFT (neurofibrillary tangles) will be determined and used for data calculation/correlation

AD tissue will not only be compared versus control brain tissue but also versus tissue from other neurological diseases especially other dementia's to allow differential diagnosis. For each experimental settings 6 individual probes will be analysed, each on its own gene chip, to allow statistical evaluation of the results which is the absolute must in Affymetrix studies. In addition to RNA extraction from total brain tissue also brain vessels will be isolated to allow the analysis of differential expression in vessel endothelial cells. This is of especially importance because:
> Amyloid deposits in the vessel wall is one major pathological finding in AD
> Significant differential expression in brain vessel endothelial cells are probably not visible without prior purification of the vessel wall because brain vessels represent less then 1 % of the total brain tissue and thus the signal will be dramatically diluted.
> Cell surface proteins on the brain vessel wall are very attractive targets for brain imaging (no BBB)

Experimental setting in detail:

Tissue probes

Disease versus non disease
Human brain tissue will be taken from
>    non demented aged control; n=6
>    AD dementia n=18 (6 early, 6 medium and 6 late disease stages)
>    Non AD dementia n=9 (2 Lewy Body Demintia and 7 Fronto temporal demintia)

Affected area
Different affected or non affected brain areas will be chosen:
>   frontal cortex (FL)
>   temporal cortex (TL)

Number of chips: (6+18+9) x 2 (FL/TL)= 66

Brain parachym versus brain vessels
From the non demented aged controls and the AD cases also brain vessels will be purified for RNA extraction
>   non demented aged control; n=6
>   AD dementia n=18 (6 early, 6 medium and 6 late disease stages)

Number of chips: (6+18) x 2 (FL/TL)= 48

Total number of chips: 48 + 66 = 114

For the human tissue the following assessments will be taken MMSE, Amyloid AB load (Plaque, soluble and insoluble AB) and NFT pathology.

Data calculation and selection criteria
Using all expression and patient information data, relevant AD imaging targets will be selected based on the following selection criteria:
•      Relevance to disease -> expressed only in AD
•      Relevance to phenotypic pathology -> correlation with amyloid AB load and/or NFT load
•      Relevance to functional outcome -> correlation with MMSE (early targets may not fit this criteria)
•      The differential expressed molecule has to have the potential as diagnostic marker (e.g. receptor, cell surface protein)

Before starting the Affymetrix Experiment the quality of RNA extracted from AD post mortem tissue will be checked by PCR and a pilot Affymetrix experiment using 4 tissue probes.

Data validation

Selected targets will then be validated using real time PCR to get the real quantitative picture. Thereafter the differential expression of relevant AD imaging targets will be further validated on the protein and structural level by immunohistochemistry (depending on availability of antibodies) and in situ hybridisation using AD brain slices

Milestones (times after month after start of project)

>      Human Tissue sampling, collection of patient data and analysis of pathological parameter 4 month
>      RNA extraction and quality control 6 month
>      Affymetrix 12 month
>      Data calculation 13 month
>      Validation of differential expressed targets 24 month

Critical Issues :
Get access to human tissue with appropriate post mortem time and thus RNA quality.
Get capacity to perform Affymetrix analysis at Schering.
Legal issues regarding the use of homogenates from AD patients for drug characterisation has to be clarified by Melb. University.

No -Go Criteria :
Quality of human tissue does not allow extraction of intact RNA after 9 month
Do not get necessary Affymetrix capacity to perform statistics.

Budget
Personnel: Colin Masters (Project Leader), [Thomas Dyrks (Schering AG)]

Project 8. Research Project: 'Amyloid AB monoclonal antibodies as imaglnq ligands'.

General Aim:	- To develop and test radiolabelled Amyloid specific antibodies as AD imaging agents.
- In vivo imaging of AB in the brain for diagnosis and monitoring of therapy.

Proposed objectives: Research Plan for the coming 15 months:

>   Test already available monoclonal antibodies with regard to Amyloid AB pathology.
>   Set up strategies regarding PK questions: Antibody fragments, BBB-carrier systems
>   Label antibody for proof of concept study in tg mice(biotin or fluorescent label may be chosen if
     Antibody has to be send over to Melb. Uni.)
>   Make proof of concept study with one selected already existing high affinity Antibody (anti AB42) using TG mice.

Resources (for the first research year):

Melb. University: supply of human AD tissue, tissue of non-AD amyloidosis, reference tissue from healthy persons, for immunohistochemistry, production of paraffin sections of human AD tissue, supply of datab characterizing the pathologic material. SAG: Generation and labeling of antibodies, pathological characterization of monoclonal antibodies, antibody modification with regard to penetration of BBB.

Organizations aspects: Input from Melb. University
Delivery of human patient tissue for Immunohistochemistry.
First delivery: June 2004

> Tissue selection:

•  early, medium and late AD
•  non-AD amyloidosis (Lewy Body dementia, fronto temporal dementia)
•  healthy

Milestones (month after project start)

> PK strategy: 3 month
> Antibody label: 6 month
> Proof of concept with whole Antibody 9 month
> Characterisation of already existing monoclonal Ab: 9 month
> Development of new strategies: other Ab, Ab-fragment/ modified Ab 15 month
> Label and proof of concept study with next generation antibodies (fragments/modified) 24 month

Critical Issues :
Legal issues regarding the use of brain tissue from AD patients for drug characterisation has to be clarified by Melbourne University (July 04)

No -Go Criteria :
No proof of concept with existing Ab after 12 months.

Budget:
Personnel: Collin Masters, [Andrea Lippoldt (Schering AG)]

Project 9. Research Project: 'AB binding proteins'

General Aim:
To identify proteins which bind to AB as novel AB imaging targets.

Proposed Objectives: [Research Plan for the coming 6 months):

The experimental plan is to identify specific brain proteins that bind to AB and not to control peptides and fulfil the criteria as drugable targets.

Resources (for the first research year):
Melb. Uni: Affinity isolation and identification of AB binding proteins.

SAG: Assistance in proteomics for identification of AB binding proteins.

1.      Isolation of AB-complexes from human brain.

1.1    AB-affinity capture of AB-complexes from human brain: AB will be coupled to Tosyl-activated magnetic beads and used to affinity purify AB binding proteins from brain homogenates. Bound proteins are separated by 2D-electrophoresis Control peptides will be coupled to the Tosyl-activated magnetic beads to determine specific AB binding proteins. Control peptides will include AB scrambled, AB-reverse, a-synuclein and/or Prion peptide 106-126. If specific spots (unique to the AB) are obtained they will be identified by mass spectrometry.

1.2    AB-TAP protein affinity purification: An AB tandem affinity purification (TAP) tag will be used to affinity purify AB binding proteins from brain homogenates. A control TAP fusion protein will be used to determine specific AB binding proteins. The TAP controls will be TAP alone and a TAP-a-synuclein fusion protein. If specific spots (unique to the AB-TAP) are obtained they will be identified by mass spectrometry.

2.     Verification of AB binding proteins.

2.1   In vitro binding assay: In vitro binding of different AB peptides to recombinantly expressed candidate binding protein as measured by gel filtration or co-immunoprecipitation or pull-down assay or BiaCore.

3.    Validation of AB binding proteins
Immunohistochemistry to be performed against selected targets at the protein level by on AD and non-AD control brain slices to determine expression levels in AD vs non-AD controls.

Data calculation and selection criteria
Relevant AD imaging targets will be selected based on the following selection criteria:
•  Relevance to disease -> increased expression in AD
•  Relevance to affected area -> expressed only in affected brain area
•  Relevance to phenotypic pathology -> correlation with amyloid and/or NFT load
•  The AB binding molecule has to have the potential as diagnostic marker (e.g. receptor, cell surface protein)

Data validation
Selected targets will then be validated as a relevant AD imaging target at the protein level by immunohistochemistry using AD brain slices (depending on availability of antibodies).

Organisational aspects
•  Study to be performed by Melb. Uni.
•  Schering AG to assist if required with protein identification

Milestones (times after month after start of project)

1° milestone: Identification of specific AB-binding proteins which are unique in either the AB-affinity assay or the AB-TAP assay as compared to the control peptides on 2D-gels. Unique spots to be identified by mass spectrometry. (11/2004)).

2°milestone: Verification (in vitro) of binding partner (12 month)

3° milestone: Verification that binding protein binds to AB in tissue (24 month)

Critical Issues :

Confirming that proposed AB binding proteins are physiologically/pathologically relevant.

No -Go Criteria :

No identified and verified (in vitro) binding partner by 11/2004
Verification that the AB binding protein does not bind to AB in tissue (24 month)

Budget:
Personnel: Roberto Cappai, [Thomas Dyrks (Schering AG)]

Project 10. Research Project: ‘Amyloid imaging with PBT-1'

General Aim:  - To test radiolabelled PBT1 as AD imaging agents.
                        -  In vivo imaging of AB in the brain for diagnosis and monitoring of therapy.

Proposed Objectives:
Research Plan for the coming 18 months:
>   The experimental plan is to fully characterize radiolabeled PBT-1 (Clioquinol) binding to A[]. 4 month
>   Radiotracers will be screened as A[] binding tracers through in vitro assays to determinate binding parameters (Kd, Bmax)
     of high specific activity 125l-PBT1 to synthetic A[] amyloid aggregates
>   Biodistribution and subsequent ex vivo autoradiographic studies in tg and non tg mice, with and without competitor compounds (DTPA, Congo red, ThT).
>   The competitor compound ThT will be used to evaluate the tg animal models.
>   In vivo human SPECT studies with 125l-PBT1
>   Based on full characterization of PBT1.

Resources (for the first research year):
Melb. Uni: Proof of concept study with A[] fibers, tg mice, and human SPECT studies.

1. In vitro binding assays
1.1   Synthetic A[] amyloid aggregates will be added to a mixture containing 0.01-5
pM of 125l-PBT1 (2000 Ci/mmol) in buffer Tris-HCI (pH 7.35; final volume of 1
ml). The final concentration of EtOH will be 10%. Nonspecific binding will be defined in the presence of 2 uM PBT1.
1.2   Selectivity studies will be determined in the presence of different competitors (ThT, C red, DTPA, Zn(ll) and glycine). Ki value will be estimated for each competitor. The competitor concentration range will be ± 3 order of magnitude the concentration of 125I-PBT1.
2. Ex vivo biodistribution studies
2.1.  Tg2576 (n=3) and non-Tg (n=3) mice will be injected i.v. with 125l-PBT1 (1 mCl). The animals will be sacrificed at 5, 15, 30, 60 and 120 min, and the organs will be dissected, weighted and each organ counted. Blood and urine samples will be also collected. The percentage of radioactivity in each organ (%ID/g) will be calculated.
2.2   To estimate the specificity and saturability of the brain-uptake of 125l-PBT1, mice will be administered i.p. with cold PBT1, C red, DTPA, glycine, Thioflavin-t 30-60 min previous to 125l-PBT1 i,v. injection.
3. Autoradiographic studies
3.1  In vitro autoradiography.
3.1.1. Unfixed brain coronal slices of AD and AC brain tissue, as well as Tg2576 (15-20 mm) and non-Tg mice (15-20 mm), will be adsorbed to gelatin-coated coverslip. The samples will be incubated with 125l-PBT1 (100,000 cpm) in buffer Tris-HCI (pH 7.35) containing 10% EtOH for 1 h at 20°C. Samples will be submitted to 3 washing steps with the same buffer. The samples will be dried to 20° C for 2h. The regional distribution of 125l-PBT1 will be analysed qualitatively by autoradiography using autoradiographic films. Quantification of 125l-PBT1 positive binding will be performed using radioactive strips standards.
3.1.2. Competition studies will be performed in the presence of cold PBT1, DTPA, ThT glycine and Congo Red (1,000 times excess).
3.1.3. To analyse co-localization of 125l-PBT1 binding amyloid deposits, adjacent slices will be stained for amyloid with either Congo red, Thioflavin T or A[] Immunohistochemistry.
3.2   Ex vivo autoradiography
At the best time from TAC kinetics (5-15 mpi), brain coronal slides from Tg2576 and non-Tg mice i.v. injected with 125I-PBT1 will be exposed to autoradiography film. Experiments will be performed as above.
4. Radiometal binding.
4.1.  Tg2576 (n=3) and non-Tg (n=3) mice will be injected i.v. with 64Cu. The animals will be sacrificed at 5 min and the organs will be dissected, weighted and each organ counted. Blood and urine samples will be also collected. The percentage of radioactivity in each organ (%lD/g) will be calculate
4.2.  Tg2576 (n=3) and non-Tg (n=3) mice will be injected i.v. with 64Cu-PBT1. The animals will be sacrificed at 5 min and the organs will be dissected, weighted and each organ counted. Blood and urine samples will be also collected. The percentage of radioactivity in each organ (%ID/g) will be calculated.
    4.3.  Comparison of results Prom. Radiometal binding with and without chelator transporter.

5. SPECT studies
Ten AD patients will be recruited to undergo 123l-PBT1 SPECT brain imaging. The scans obtained will be compared with those of ten healthy, age-matched volunteers.
The scans will undergo blinded analysis by two experienced nuclear medicine specialists who will assign each subject's scan to either a "diseased" or "normal" condition on the basis of visual analysis, normalized brain radioactivity (SUV) and kinetic analysis of cortical and subcortical regions of interest (ROI). Compartmental and graphical analysis using the cerebellum as reference region will be used.
Formal whole-body radiation dosimetry calculations for 123l-PBT1 will be performed on three of the control subjects.

Organizations aspects: Input from Melb. Uni.
Studies to be performed by Melb. Uni.
Characterization of 123/125l-PBT1.
    Proof of concept study using tg mice. Biodistribution, In vivo Autoradiography / immunohistochemistry
Proof of concept study in humans SPECT studies with 123I-PBT1
Schering AG to assist if required with radiolabelling of BTA-1.

Milestones (month after project start)
>
>   In vitro characterization PBT1 (completed):
>   Ex vivo characterization PBT1 (ongoing): 1 month
>   Ex vivo autoradiographic studies PBT1 (ongoing): 2 month
>   Ex vivo characterization 64Cu and 64Cu-PBT1: 3 month
>   Ex vivo autoradiographic studies BTA-1: 6 month
>   Proof of concept with human SPECT studies (n=20) 12 month

No -Go Criteria :

If IP situation regarding PBT1 and analogues thereof can not be solved after 4 month preclinical work will be closed. 08/2004
Failure of proof of concept study with human SPECT after 12 month. (12/2004)

Current Project Status:

>   In vitro characterization PBT1 (ongoing)
>   Ex vivo characterization PBT1 (ongoing)
>   Autoradiographic studies PBT1 (ongoing)
>   Proof of concept with human SPECT studies (n=20)

Lead criteria:
1.  Proven pharmacological efficacy in secondary in vitro (micro autoradiography study using AD brain slices; potency 1-100nM)
2.  Proven accumulation in AD plaques as determined by ex-vivo autoradiography after i.v. injection of I-125-PBT-1 into tg mice
3.  Proven suitable pharmacokinetic properties (stability, plasma/brain level)
4.  Compatible with PET/SPECT radiochemistry
5.  Clear patent strategy
6.  Primary structure binding relationship data

Budget:
Personnel: Victor L. Villemagne, R. Cherny, (Project leaders) [Matthias Friebe (Schering AG))

Project 11. Research Project: 'AP binding metallocomolexes'

General Aim:
To test radiolabelled metallocomplexes as AD imaging agents. In vivo imaging of AB in the brain for diagnosis and monitoring of therapy.

Proposed Objectives:                 [Research Plan for the coming 24 months]:
The experimental plan is to identify, synthesize and characterize metallocomplexes that bind to A[] in vivo.

Initial proof of concept (4 months):
>    Synthesize a Pt(II) complex of a 1,10-phenanthroline derivative (Rphen) ligand suitable for radioiodination (Melb. Uni)
>    Screen the cold metallocomplex in-vitro for binding affinity to ABfibers (Melb. Uni)
>    Derive procedures to radiolabel the Pt(Rphen)Cl2 complex with l-125 (SAG)
>    Perform in-vitro autoradiography with 1-125-Pt(Rphen)Cl2 on AD slices (Melb. Uni)

Resources (for the first research year):
Melb. Uni.: Chemistry and intial screening with AB fibers,
SAG: Radiolabelling of selected metallocomplexes, toxicity screening

General research plan (24 months):
>   Candidate metallocomplexes will be synthesized and characterized (MS, NMR, HPLC)
>   Candidate metallocomplexes will be screened as AB binding tracers through in vitro assays with AB fibers
>   Selected metallocomplexes will be assessed for bioavailability: a) in vitro uptake in CaCo 2 cells; b) in vivo brain uptake in non-transgenic mice as determined by ICP-MS
>   Selected metallodrugs will be assessed for radiolabeling potential (SAG)
>   Radiolabelled metallocomplexes will be evaluated to ensure that they display similar binding profile (affinity, selectivity) as the cold complexes using the in vitro assays with AB fibers
>   Ex vivo tissue binding, binding assays, dialysis studies, and autoradiography studies in tg and non tg mice, with and without competitors (DTPA, Congo red, ThT), and human AD/AC brain slices.
>   Toxicity screen (SAG)

Organizations aspects: Input from Melb. Uni.
Synthetic chemistry and characterization of AB binding metallocomplexes. Bioavailability studies. Proof of concept study using AB fibers

Milestones (month after project start)

>   Proof of concept in vitro with l-125 Pt(Rphen)Cl2: 4 months
>   Identification, synthesis, and characterization of 30 compounds: 12 months
>   Bioavailability evaluation (SAR): 5-24 months
>   In vitro characterization (10-20/year): 7-24 months
>   Ex vivo characterization (6-10/year): 9-24 months

>   Radiolabeling: 7-24 months
>   Autoradiographic studies: 15-24 months
>   Toxicity screening: 9-24 months
>   Proof of concept with human PET studies: > 24 months

No -Go Criteria :
Failure of l-125 Pt(Rphen)Cl2 proof of concept in-vitro after 4 months
Failure to show binding of new metallocompiex to amyloid pathology in tg mice after 20 months

Lead criteria:
1   Proven pharmacological efficacy in secondary in vitro (micro autoradiography study using AD brain slices; potency 1-100nM)
2   Proven suitable pharmacokinitic properties (stability, plasma/brain level)
3   Compatible with PET/SPECT radiochemistry
4   Clear patent strategy
5   Primary structure binding relationship data

Budget:
Personnel: Kevin Bamham, John Cyr (Schering AG)